UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)
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UNITY BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UNITY BANCORP, INC.
64 Old Highway 22
Clinton, New Jersey 08809

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement supplement (this “Supplement”) dated March 19, 2019 supplements the definitive proxy statement of Unity Bancorp, Inc. related to the annual meeting of shareholders to be held April 25th, 2019 (the “Proxy Statement”). The purpose of this Supplement is to more conveniently provide certain information to our shareholders which is contained in certain of our other publicly available filings, and to supplement certain information contained in the Proxy Statement, both related to Proposal 3, approval of the 2019 Equity Compensation Plan.
Proposal 3 currently states that the following classes of persons will be eligible to participate in the Plan if approved by the shareholders:
Eligibility
Management officials of the Company and/or the Bank, including employees, officers, non-employee directors and other service providers to the Company and/or the Bank, are eligible to receive awards under the Plan.
As disclosed in the Proxy Statement, the Company currently has 11 non-employee directors. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018, the Company has approximately 192 full-time and 15 part-time employees. There are currently no other service providers who would be eligible to receive awards under the Plan.
Except as specifically revised by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. The Supplement does not alter in any manner either the record date for the annual meeting or the date of the annual meeting of stockholders. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the proxy statement as supplemented hereby.